Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT

This EMPLOYMENT SEPARATION AGREEMENT (this “Agreement”) is made by and between BPO Management Services, Inc., a Pennsylvania corporation (the “Company”), BPOMS, Inc., a Delaware corporation, f/k/a BPO Management Services, Inc.,  and an indirect wholly owned subsidiary of the Company (“Former BPOMS”), and Donald W. Rutherford (“Rutherford”), as of the 6th day of May, 2009.

WHEREAS, Former BPOMS and Rutherford are parties to that certain letter agreement dated as of January 26, 2007 (the “Employment Agreement”), which sets forth, among other things, the terms and conditions pursuant to which Rutherford was employed by Former BPOMS and currently serves as Chief Financial Officer of the Company and setting forth the amount of certain payments that would be made to Rutherford upon termination of his employment in certain circumstances;

WHEREAS, Former BPOMS, the Company and Rutherford have mutually agreed to terminate the Employment Agreement and Rutherford’s employment with Former BPOMS and the Company on the terms provided in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Former BPOMS, the Company and Rutherford do hereby agree as follows:

1.           Termination of Employment Agreement and Rutherford’s Employment.  Former BPOMS, the Company and Rutherford hereby acknowledge the existence of the Employment Agreement, and the terms thereof, which are incorporated herein by this reference, are modified in the following particulars only, and this Agreement shall hereafter govern the relative rights, duties and obligations of the parties.  In addition, effective as of close of business on May 15, 2009 (the “Termination Date”), Rutherford’s employment with Former BPOMS and as the Chief Financial Officer of the Company are hereby terminated by mutual agreement.    From the date of execution of this Agreement through the Termination Date, Rutherford shall continue to perform his normal duties as Chief Financial Officer of the Company, including completion and certification of the Form 10-Q for the period ending March 31, 2009.  Following the Termination Date, Rutherford will cooperate with the Company regarding outstanding business issues to the extent reasonably requested by the Company and agreed upon by the parties.

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2.           Severance and Other Post-Termination Payments and Rights.  Rutherford will receive his normal base salary through the Termination Date, and any accrued but unused vacation pay per the standard vacation policy.  In addition, Rutherford will be entitled to receive the following additional post-termination payments and benefits:

(a)           Severance Pay.  Rutherford will be paid a total of $83,333.50 plus interest on the unpaid balance thereof calculated at 10% per annum in severance (the “Total Severance Amount”) payable over twelve (12) months in equal installments on the normal payroll cycle beginning with the first payroll following the Termination Date. These severance payments will be subject to normal tax withholding.  In the event the Company successfully completes a capital raise, merger or sale of assets that results in net receipts of at least $2,000,000 during this period, then the payment of the entire remaining unpaid balance of the Total Severance Amount shall be accelerated and paid on the next scheduled payroll cycle following the closing of the funding transaction; Any payment not made when due shall be immediately subject to a late charge in the sum of 1 ½% per month or any part thereof until paid. If two or more payments in succession are not made when due, Rutherford shall have the option to accelerate the entire balance due plus all penalties and interest and immediately exercise all of his rights under this agreement, as set forth in paragraph 3 below. Upon any default as described above, Rutherford shall be entitled to any and all reasonable attorney’s fees and costs incurred in exercising his rights hereunder.

(b)           Benefits.  All benefits will terminate in accordance with standard policies and practices as of the Termination Date.  For example, the medical insurance reimbursement will end on the Termination Date and any matching contributions in the 401(k) plan will not be made on severance payments.

(c)           Extension of Post-Termination Exercise Rights on Stock Options.  Rutherford currently holds 98,680 options to purchase Company common stock issued pursuant to the BPO Management Services, Inc. 2003 Stock Option Plan with an exercise price of $4.662 per share, and 172,690 options to purchase Company common stock issued pursuant to the BPO Management Services, Inc. 2007 Stock Option Plan with an exercise price of $0.162 per share.  These options have previously fully vested.  The Company hereby agrees that these options shall remain outstanding according to the original terms and shall be exercisable for a period of twenty-four (24) months after the Termination Date, subject to the terms of the applicable option plan.

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(d)           Lap Top Computer and Cell Phone.  The Company lap top computer used by Rutherford shall be retained by Rutherford and may be utilized to provide the cooperation and assistance contemplated in Section 1 above regarding post-termination business issues.

3.           Security.  In order to secure payment of the of Total Severance Amount outstanding from time to time, Rutherford is hereby granted a security interest in and to the United States assets of Former BPOMS.  Rutherford acknowledges that other assets of the Company that are not held at or below the Former BPOMS subsidiary level are also expressly excluded, including all assets of Healthaxis.com, Inc. and its downstream subsidiaries including Healthaxis, Ltd. and Healthaxis Imaging Services, LLC and their respective assets and subsidiaries.  In order to perfect this security interest, Former BPOMS will execute and deliver to Rutherford a UUC-1 Financing Statement upon full execution of this Agreement which Rutherford may file in the appropriate records in Delaware and California, at Rutherford’s expense.  In the event of a default by the Company and Former BPOMS in payment of the severance installments pursuant to Subsection 2(a) above, and following ten (10) days written notice from Rutherford to the Company providing an opportunity to cure, Rutherford may enforce his security interest in accordance with the laws of the state of California.  Rutherford hereby agrees that this security interest is and shall be deemed subordinate to all security interests now or hereafter held by any of the commercial lenders who may loan money to Former BPOMS or its subsidiaries that are covered by the security interest granted herein, and agrees to cooperate with the Company and Former BPOMS in executing any subordination agreements, acknowledgements, waivers or other documents that may be reasonably requested from time to time by any lenders as may be necessary for the Company or any of its subsidiaries to receive or maintain credit from any lender making such request.  Upon payment in full of the Total Severance Amount, Rutherford shall immediately deliver a UCC-3 in order to fully release and discharge the security interest granted herein, for the Company to record as deemed appropriate at their expense.

4.           Non-Solicitation. In consideration of the Company’s obligations and payments to be made under Section 2(a) above, Rutherford hereby agrees that during the twenty-four (24) month period following the Termination Date, he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, independent contractors, or representatives Former BPOMS or the Company or its other affiliates to leave any of such entities; or (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, independent contractors or representatives of Former BPOMS or the Company or its other affiliates to become employees, agents, representatives or independent contractors of any other person or entity.

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5.           Protection of Confidential Information; Non-Disparagement.  Rutherford shall hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which was obtained by Rutherford during his employment by Former BPOMS and the Company.  Rutherford agrees that he will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, or otherwise use or exploit such information on behalf of himself or any third party.  Rutherford and the Company agree that each will not make any public or private statements, comments, or communications about each other, including the Company or its officers, directors or employees, that could constitute disparagement or that may be considered to be derogatory or detrimental to the good name or business reputation of Rutherford or the Company or such officers, directors or employees.  Notwithstanding anything herein to the apparent contrary, the parties hereto acknowledge and agree that this Agreement will be described in, and filed with, a Form 8-K.

6.           Mutual Release.  In consideration of the covenants and agreements contained herein, including the Company’s obligations and payments to be made under Subsection 2(a) above, Rutherford on behalf of himself, and his respective heirs, executors, administrators, affiliates, successors and assigns, hereby releases, acquits, and forever releases and discharges Former BPOMS and the Company and each of their former and present agents, directors, officers, stockholders, employees, servants, parent, affiliates, owners, subsidiaries, divisions, successors, predecessors and assigns (all such entities and individuals hereinafter collectively referred to as the “Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, debts, compensation, costs, or other expenses, including without limitation attorneys’ fees, of any nature whatsoever, whether known or unknown, which Rutherford ever had, now has, or which he, his heirs, executors, administrators, successors and assigns hereafter can, shall or may have against the Released Parties arising out of any matter, cause, acts, conduct, claims or events, including but not limited to, each and every claim, demand or cause of action which Rutherford ever had or now has arising out of the Employment Agreement or Rutherford’s association or employment with Released Parties, as an employee, officer, independent contractor or consultant, or the cessation thereof, and any written or oral representations made to Rutherford thereby, and any federal, state, or local statute, rule, regulation or principle of common law, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act (and Older Worker Benefits Protection Act), as amended, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; or under any other federal, state or local statute, rule or regulation or principle of employment or contract law.

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In consideration of the covenants and agreements contained herein, the Company on behalf of itself and all its affiliates constituting the Released Parties, and their successors and assigns, hereby releases, acquits, and forever releases and discharges Rutherford of and from any and all claims, actions, causes of action, demands, rights, damages, debts, compensation, costs, or other expenses, including without limitation attorneys’ fees, of any nature whatsoever, whether known or unknown, which any such parties ever had, now has, or which they or their successors and assigns hereafter can, shall or may have against Rutherford arising out of any matter, cause, acts, conduct, claims or events, including but not limited to, each and every claim, demand or cause of action which they ever had or now has arising out of the Employment Agreement or Rutherford’s association or employment with Released Parties, as an employee, officer, independent contractor or consultant, or the cessation thereof, and any written or oral representations made to them by Rutherford, and any federal, state, or local statute, rule, regulation or principle of common law or regulation or principle of employment or contract law.

Nothing contained in this Section 6 shall release, acquit, or discharge any claims, actions, causes of action, demands, rights, damages, debts, compensation, costs, or other expenses, including without limitation, attorneys’ fees, arising out of or relating the obligations contained in this Agreement or the enforcement thereof.

7.           Successors.  This Agreement is personal to Rutherford and without the prior written consent of the Company shall not be assignable by Rutherford otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Rutherford's legal representatives.  This Agreement shall inure to the benefit of and be binding upon Former BPOMS and the Company and their respective successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or Former BPOMS to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and Former BPOMS would be required to perform it if no such succession had taken place.

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8.           Miscellaneous.

(a)           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Rutherford:

Donald W. Rutherford
21775 Tahoe Lane
Lake Forest, CA 92630

If to Former BPOMS and the Company:

BPO Management Services, Inc.
1290 North Hancock Street, Suite 200
Anaheim Hills, California 92807
Attention:  Jim Cortens, President

With Copy to:

BPO Management Services, Inc.
7301 N. State Highway 161, Suite 300
Irving, Texas  75039
Attention:  J. Brent Webb, General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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(d)           Waiver.  Any failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right any party may have hereunder shall not be deemed to be a waiver of such provision or right under this Agreement, unless such waiver is expressly made in writing signed by the party waiving its right hereunder.

(e)           Entire Agreement.  Rutherford, Former BPOMS and the Company acknowledge that this Agreement constitutes the entire agreement between them and shall supersede any other agreement between the parties with respect to the subject matter hereof,.

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IN WITNESS WHEREOF, the parties are executing this Agreement to be effective as of the day and year first above written.

RUTHERFORD:

/s/Donald W. Rutherford
Donald W. Rutherford

FORMER BPOMS:

BPOMS, Inc.

By: /s/ Jim Cortens
Jim Cortens
Its: President

COMPANY:

BPO Management Services, Inc.

By: /s/ Jim Cortens
Jim Cortens
Its: President

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